SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

☐         Preliminary Proxy Statement

☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐         Definitive Proxy Statement

☒         Definitive Additional Materials

☐         Soliciting Material Under Rule 14a-12

AMERON INTERNATIONAL CORPORATION (Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES ADVISORS, LLC,
BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP. AND JAMES A. MITAROTONDA

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☒         No fee required.

☐         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐         Fee paid previously with preliminary materials.

☐         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its director nominee at the 2011 annual meeting of stockholders (the “Annual Meeting”) of Ameron International Corporation (“Ameron”). The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its director nominee at the Annual Meeting.

Item 1.   On March 25, 2011, the Barington Group issued the following press release:

FOR IMMEDIATE RELEASE	CONTACT:	Edward Rose
March 25, 2011		Barington Capital Group, L.P.
(212) 974-5708

BARINGTON GROUP SENDS OPEN LETTER TO THE

SHAREHOLDERS OF AMERON INTERNATIONAL CORPORATION

Reminds Shareholders to Vote the Barington Group’s WHITE Proxy Card for

the Election of James A. Mitarotonda at the Company’s 2011 Annual Meeting

New York, NY, March 25, 2011 – The Barington Group released today the following open letter to the shareholders of Ameron International Corporation (NYSE: AMN).  The letter recommends that shareholders vote the Barington Group’s WHITE proxy card for the election of the Barington Group’s highly qualified nominee – James A. Mitarotonda – to the Ameron Board at the Company’s 2011 Annual Meeting.  The Annual Meeting is scheduled to be held on Wednesday, March 30, 2011 in Pasadena, California.  The full text of the Barington Group’s letter follows:

Dear Fellow Ameron Shareholders:

We greatly appreciate your encouragement and support of our efforts to elect a shareholder representative to the Board of Directors of Ameron.  With the 2011 Annual Meeting less than a week away, we strongly encourage you to vote the Barington Group’s WHITE proxy card for the election of James A. Mitarotonda to the Ameron Board.

Mr. Mitarotonda is an experienced director who has represented shareholder interests on numerous public company boards.  He is also the Chairman and CEO of Barington Capital Group, L.P., a value-driven activist investment firm that has substantial experience helping improve shareholder value and corporate governance as long-term investors in undervalued companies in the consumer, manufacturing and industrial sectors.

Both leading independent proxy advisory firms – Institutional Shareholder Services (ISS) and Glass Lewis – have recommended that shareholders vote for the election of Mr. Mitarotonda to the Ameron Board.  ISS has taken note of Mr. Mitarotonda’s “ability to drive enduring operating improvements at seven other publicly traded companies for the benefit of all shareholders.”  They have also stated that Mr. Mitarotonda “clearly is…a good business analyst and an effective, proactive strategist – a boardroom skillset...from which all Ameron shareholders would benefit.”  Glass Lewis has similarly stated that “the record shows that Barington is an experienced, successful, long-term investor” and that “many of Mr. Mitarotonda’s ideas and recommendations would benefit shareholders.”   They have also noted that “Mr. Mitarotonda seems to have more relevant experience than Mr. Davenport, the other incumbent director up for re-election other than Mr. Marlen.”

As a significant shareholder of Ameron, our interests are clearly aligned with yours.  We want to help improve shareholder value and corporate governance for the benefit of all of the shareholders of the Company.  While we strongly believe in the long-term prospects of Ameron, it is clear to us that the Company has been underperforming its value potential and that its common stock would be worth significantly more if the Company was more effectively managed.  Both ISS and Glass Lewis have noted that Ameron has underperformed its peers over the past five-, three- and one-year periods, and we are disappointed by the Board’s weak attempt to blame Ameron’s recent woes on the “Great Recession.”  This same recession was, of course, also experienced by Ameron’s peers who have outperformed the Company.  It also similarly impacted several companies in which Barington is an investor, but as a result of more effective strategic positioning and expense control, each has emerged from the recession as a stronger and more profitable company.  We are therefore confident that Ameron would benefit from Mr. Mitarotonda’s ideas and insights into ways the Company might improve its financial and share price performance.

We also believe that the Ameron Board has a poor record in the area of executive compensation, corporate governance and related party transactions.  While the Ameron Board has implemented a few governance improvements in response to our suggestions over the past year, we believe there is much more work to be done.  If elected, Mr. Mitarotonda will work diligently to improve the corporate governance of Ameron to help align executive interests with shareholder interests and ensure that shareholder concerns are addressed in the boardroom.  ISS has noted that the Company’s record in the area of corporate governance and its responsiveness to shareholder concerns “appear[s] to be largely reactive.”   As a result, ISS believes that “there is an enduring need for a shareholder voice in the boardroom to keep the drive for improvement going.”  Glass Lewis has similarly concluded that “the appointment of Mr. Mitarotonda would provide shareholders with what appears to be needed investor representation on the Ameron board.”  They also believe that “shareholders should help to keep the positive pressure on the board by supporting Mr. Mitarotonda.”

Finally, we believe that the Company should improve its transparency as well as the amount of information it provides to the marketplace, in order to ensure that shareholders are adequately informed and investors are aware of Ameron’s value potential.  We see no justification for the Company’s existing practice to avoid holding earnings conference calls or participate in investor conferences.  Furthermore, while the Company’s management team has sent numerous letters to shareholders over the past month, we believe that communication with shareholders should be done on a consistent basis throughout the year and not just in response to a proxy solicitation.

With your support, the 2011 Annual Meeting can mark the beginning of a new era at Ameron – one which is led by a board of directors with a renewed focus on building shareholder value and upholding shareholder interests.  Please vote for Mr. Mitarotonda on the Barington Group’s WHITE proxy card today.  Your vote will send a clear message that shareholders expect the Board to do more for us as the owners of the Company.

Thank you for your support,

THE BARINGTON GROUP

PLEASE VOTE THE BARINGTON GROUP’S WHITE PROXY CARD TODAY

Please vote the Barington Group’s WHITE proxy card today, even if you have previously returned a gold proxy card to the Company.  If you need assistance voting your shares, please call the Barington Group’s proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.  A copy of the Barington Group’s proxy statement and its other solicitation materials can be found at the Barington Group’s web site located at www.ourmaterials.com/ameron.

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The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on February 25, 2011 to be used to solicit votes for the election of its nominee at the 2011 Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AMERON TO READ THE DEFINITIVE PROXY STATEMENT WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE BARINGTON GROUP’S PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS AT HTTP://WWW.OURMATERIALS.COM/AMERON OR BY CONTACTING THE BARINGTON GROUP’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

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